                                AGREEMENT OF SALE

                                     between

                    MELLON BANK, N.A., NOT PERSONALLY, BUT AS
             TRUSTEE OF THE WESTINGHOUSE ELECTRIC CORPORATION MASTER
                                   TRUST FUND
                                    as Seller

                                       AND

                             BRANDYWINE REALTY TRUST

                                    as Buyer

                                       FOR
                 201 AND 221 KING MANOR DRIVE, KING OF PRUSSIA,
             UPPER MERION TOWNSHIP, MONTGOMERY COUNTY, PENNSYLVANIA

                         Dated: as of February 21, 1997
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                                AGREEMENT OF SALE

         THIS IS AN AGREEMENT made as of the 21st day of February, 1997, by and between BRANDYWINE REALTY TRUST (hereinafter referred to as the "Buyer"), and MELLON BANK, N.A., NOT PERSONALLY, BUT AS TRUSTEE OF THE WESTINGHOUSE ELECTRIC CORPORATION MASTER TRUST FUND (hereinafter referred to as the "Seller").

                                   BACKGROUND

         A. Seller is currently the legal owner of the Real Estate, the Personal Property, the landlord's interest in the Tenant Leases, and certain other interests, privileges, rights, and property associated with the Real Estate, the Personal Property, and the Tenant Leases (as such capitalized terms are hereinafter defined), all of which Seller intends and hereby agrees to sell to Buyer by transferring title thereto to Buyer.

         B. Buyer intends and hereby agrees to purchase from Seller, the Real Estate, the Personal Property, the landlord's interest in the Tenant Leases, and such other interests and property as set forth herein, under the terms and conditions set forth in this Agreement.

                                   AGREEMENTS

         In consideration of the mutual promises and agreements herein set forth and good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                  1. Definitions.

                           Assignment of Leases. The term "Assignment of Leases"
shall have the meaning set forth in Subsection 11.2 below.

                           Bill of Sale. The term "Bill of Sale" shall have the
meaning set forth in Subsection 11.3 below.

                           Building. The term "Building" shall mean the two
buildings containing approximately 124,960 +/- net rentable square feet in the aggregate situate on the Land, and all other improvements constructed or situate on the Land, including, without in any manner limiting the generality of the foregoing, all fixtures, fittings, and all components thereof, such as any and all signs, partitions, ducts, motors, compressors, cabinets, antennas, and the heating, ventilating, air conditioning, plumbing, sprinkling, vacuum cleaning, drainage, lighting, gas, electrical, security, and communications systems now or hereafter located therein.

                           Closing. The term "Closing" shall have the meaning
set forth in Subsection 5.1 below.

                           Closing Date. The term "Closing Date" shall have the
meaning set forth in Subsection 5.2 below.

                           Deed. The term "Deed" shall have the meaning set
forth in Subsection 11.1 below.

                           Hazardous Substances. The term "Hazardous Substances"
shall mean and include all of the following: (A) any "Hazardous Substances," as such term is defined in Section


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101(14) of the Comprehensive Environmental Response Compensation and Liability
Act ("CERCLA"), 42 U.S.C. {9601 (14) or 40 C.F.R. Part 302 or its implementing regulations, or as defined or designated by any local statute, rule or regulation in effect in the jurisdiction where the Real Estate or any part thereof is located; (B) any substance containing petroleum as that term is defined in Section 9001 of the Resource Conservation and Recovery Act, 42 U.S.C. {6991 or 40 C.F.R. {280.1; (C) any "Pollutant" or "Contaminant," as defined in
Section 104(a)(2) of CERCLA; (D) any asbestos, polychlorinated biphenyls or other substances specifically regulated under the Toxic Substances Control Act, 15 U.S.C. {2601 et seq., as amended from time to time and the regulations promulgated thereunder; or (E) any substance, the presence of which on the Real Estate is prohibited by any ordinance, statute, act or regulation; or (F) any substance which, if present on land in quantities in excess of designated limits, is required to be removed pursuant to any ordinance, statute, act or regulation, to the extent such substance is present on the Real Estate in excess of such designated limits.

                           Indemnify; Indemnification. The terms "Indemnify",
"Indemnity" and "Indemnification" shall mean an agreement (the party making such agreement being herein called the "Indemnifying Party") to indemnify, defend (with counsel reasonably acceptable to the Indemnified Party or Indemnified Parties (as such terms are hereinafter defined)) and save and hold harmless the party to whom the indemnity is directed and such party's officers, trustees, directors, employees, agents, partners, heirs, successors and assigns (such parties to whom the indemnity is directed being herein called an "Indemnified Party" and collectively, the "Indemnified Parties") of, from and against, and to reimburse the Indemnified Party or Indemnified Parties with respect to, any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including without limitation all costs and expenses associated with the enforcement of the obligation to Indemnify or the Indemnity or Indemnification), including reasonable attorneys'



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fees and expenses, court costs, and costs of appeals in connection with any and all of the foregoing (all of the foregoing being referred to collectively as "Costs and Expenses") asserted against or paid or incurred by the Indemnified Party by reason of or arising out of the matter with respect to which the indemnity is given by the terms of this Agreement, provided that Costs and Expenses shall be direct losses and damages sustained and shall not encompass or include indirect or consequential damages.

                           Intangible Property. The term "Intangible Property"
shall mean all of Seller's interest, to the extent assignable, in all governmental licenses, permits and approvals, plans and specifications, guaranties and warranties, work product of architects, engineers, surveyors, inspectors (subject to proprietary rights therein) and other intangible property relating solely to the Real Estate (herein defined) or the Personal Property (herein defined), provided that the Intangible Property shall not include any rights or choses of action accruing prior to the Closing Date, any intangible property of any tenant in the Building, any manager of the Real Estate, or any other persons or entities other than Seller. Anything in this Agreement to the contrary notwithstanding, the Intangible Property shall be conveyed by Seller to Buyer without warranty or recourse, and subject to all applicable restrictions relating to any assignment or transfer of any of same.

                           Land. The term "Land" shall mean the parcel or
parcels of land on portions of which the Building is situate, said Land being located at 201 and 221 King Manor Drive, King of Prussia, Upper Merion Township, Montgomery County, Pennsylvania, and being more particularly described on Exhibit "A" attached hereto and made a part hereof.

                           Permitted Encumbrances. The term "Permitted
Encumbrances" shall have the meaning set forth in Subsection 9.4 below.


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                           Personal Property. The term "Personal Property" shall
mean all fixtures and equipment, if any, owned by Seller and attached to the Building or the Land, all Building maintenance supplies, landscaping and lawn maintenance equipment, snow removal equipment, fire prevention equipment, computers, management software and fire extinguishing equipment owned by Seller, now or hereafter located in the Building or on the Land; and all goods, furniture, furnishings, plantings, awnings, machinery, apparatus, equipment, fittings, appliances, tools, motors, rugs, carpets, garbage receptacles and containers, and all other articles of tangible personal property located on the Land or in the Building, if any, that are the property of Seller.

                           Policy. The term "Policy" shall have the meaning set
forth in Subsection 17.1 below.

                           Property. The term "Property" shall mean,
collectively, the Real Estate, the Personal Property, the Intangible Property, the landlord's interest in the Tenant Leases, and all property and interests conveyed, sold, assigned, or otherwise transferred to Buyer under the terms of this Agreement.

                           Purchase Price. The term "Purchase Price" shall have
the meaning set forth in Subsection 3.1 below.

                           Riparian Litigation. The term "Riparian Litigation"
shall mean, those matters listed on Exhibit "D" attached hereto and made part hereof.

                           Real Estate. The term "Real Estate" shall mean the
Land and all improvements and the Building thereon, together with all gores, strips, easements, rights of way, tenements, hereditaments, rights, liberties, powers, privileges, and appurtenances to the Land or



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to the Building or in any way pertaining to the Land or the Building or their use, and all of Seller's right, title and interest in and to the bed of any streets, roads, and avenues open or proposed in front of or adjoining the Land.

                           Real Estate Taxes. The term "real estate taxes" shall
mean all taxes, liens, charges, imposts and assessments of every kind and nature, ordinary or extraordinary, general or special, which are levied, assessed or imposed by any governmental authority with respect to the Real Estate or any part thereof.

                           Rent Roll. The term "Rent Roll" shall mean the list
all of Tenant Leases attached hereto as Exhibit "C" and made a part hereof.

                           Service Agreements. The term "Service Agreements"
shall have the meaning set forth in Subsection 6.1.6.1 below.

                           Tenant Leases. The term "Tenant Leases" shall mean
all leases, tenancies, licenses and other agreements for the use or occupancy of any portion of the Real Estate and all modifications and amendments thereof.

                           Title Company. The term "Title Company" shall mean a
reputable title insurance company of Buyer's choice doing business in the jurisdiction in which the Land is located.

                  2. Sale of the Property. Seller agrees to sell, assign, transfer, and convey to Buyer, and Buyer agrees to purchase from Seller, upon the terms and conditions herein set forth (a) good, marketable and insurable fee simple title to the Real Estate, subject only to the Permitted Encumbrances, (b) all of landlord's interest in and to the Tenant Leases, and (c) good,



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marketable, and unencumbered title to the Personal Property.

                  3. Purchase Price.

                           3.1 Amount of Purchase Price. The total purchase
price to be paid by Buyer to Seller for the Property (the "Purchase Price") shall be the sum of Three Million Five Hundred Thousand Dollars ($3,500,000.00). The Purchase Price shall be paid as follows.

                                    3.1.1 Within one (1) business day of the
date that this Agreement is executed and delivered by both Seller and Buyer, Buyer shall pay to the Escrow Agent (herein defined), on account of the Purchase Price, a deposit (the "Initial Deposit") of Twenty-Five Thousand Dollars ($25,000.00).

                                    3.1.2 On or before the last day of the
Inspection Period (herein defined), Buyer shall pay to Escrow Agent, on account of the Purchase Price, an additional deposit (the "Second Deposit") of Twenty-Five Thousand Dollars ($25,000.00). The Initial Deposit and the Second Deposit, as paid by Buyer to Escrow Agent, hereinafter sometimes are referred to collectively as the "Deposit".

                           3.2 The balance of the Purchase Price, subject to
adjustment as herein provided, shall be paid by Buyer to Seller at Closing by immediately available title company wire transfer funds to such account or accounts as shall be designated by Seller. At Closing, Escrow Agent shall deliver the Deposit to Seller by immediately available wire transfer funds to such account or accounts as shall be designated by Seller.


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                           3.3 The Deposit shall be held in escrow by Lawyers
Title Insurance Company ("Escrow Agent") in an interest bearing account. All interest earned on the Deposit shall be credited to Buyer at Closing. In the event that this Agreement shall be terminated prior to Closing for any reason, then all interest earned on the Deposit shall be paid to the party entitled to receive the Deposit. The Buyer's Employer Identification Number of Brandywine Operating Partnership, L.P., who is advancing the deposit to the account of Buyer, 23-2862640.

                  4. Apportionments; Adjustments to Purchase Price; Post-Closing Adjustments

                           4.1 Adjustment for Apportionable Items.

                                    4.1.1 At Closing, all prepaid real estate
taxes and prepaid water and sewer rentals, if any, prepaid fees for licenses and permits which remain in effect for the benefit of the




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Property after Closing, if any, and prepaid sums due under any of the Service
Agreements which are accepted and continued by Buyer, all shall be apportioned pro rata on a per diem basis as of the Closing Date.

                                    4.1.2 At Closing, any unpaid minimum water
and sewer rents; any unpaid real estate taxes; any minimum fixed rent, utility charges and other sums paid to Seller, as landlord, by any tenant under the Tenant Leases prior to the Closing Date with respect to any period from and after the Closing Date; accrued liabilities under any Service Agreements; accrued water and sewer charges in excess of fixed minimum charges; and accrued charges for gas, electricity, telephone, steam and other public utilities; all shall be apportioned pro rata on a per diem basis as of the Closing Date. Seller shall use diligent efforts to cause, not more than five (5) business days prior to the Closing Date, to the extent reasonably practicable, all meters measuring the consumption of water, gas, steam, electricity or other utilities (other than any meter measuring the consumption of utilities by an individual tenant where that tenant pays directly to the utility provider the full charge based upon the meter reading) to be read, and all apportionments to be made on account of such utilities pursuant to this Subsection shall be made pursuant to such readings (with a reasonable adjustment to bring down such readings to the Closing Date); provided, however, that if and to the extent meter readings cannot be obtained prior to the Closing Date, Closing shall be completed on the basis of the most recent readings and any further adjustments to apportionments pursuant to this Subsection shall be calculated after Closing upon the receipt of such readings and the adjustment shall be made at that time (and in such event this Subsection shall survive Closing until such adjustment is made).

                                    4.1.3 All rent, additional rent and all
other charges collected under the Tenant leases shall be apportioned as of the Closing Date pro rata on a per diem basis.




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If any tenant is in arrears in the payment of rent or additional rent on the
Closing Date, rents received from such tenant shall be applied in the following order of priority: (a) to the Buyer, so long as such tenant is in arrears for current or prior rent arising after Closing, then (b) to Seller for all rent in arrears prior to the Closing Date; and then (c) to Buyer with no further claim by Seller thereto. Except as herein provided, Buyer is not under any obligation to collect rents in arrears for the benefit of Seller. Any rents which are delinquent or otherwise not paid at the time of Closing, and collected by Buyer shall be apportioned as aforesaid and the portion to which Seller is entitled shall be promptly remitted by Buyer to Seller.

                                    At least five (5) days prior to Closing,
Seller shall deliver to Buyer a reasonably detailed statement setting forth, as of the date of Closing (a) the sums collected from tenants under the Tenant Leases on account of or in reimbursement of landlord's operating expenses and/or any other payments made by tenants to landlord on account of sums which are attributable to expenses paid or incurred by the landlord ("escalation payments") for the current fiscal year under each such Tenant Lease (whether a lease year or calendar or other year); and (b) the amounts paid or incurred by Seller during the appropriate fiscal year as aforesaid which Seller expects will be paid or reimbursed by escalation payments made by tenants.

                                    If Seller shall have collected escalation
payments for periods prior to Closing, whether pursuant to estimates which were in excess of the amounts actually required to be paid, or otherwise, there shall be an adjustment and credit to Buyer at Closing for such excess. If the charges were not billed or have not been collected as of the date of Closing, then, when the amount of such escalation payments is determined and collected by Buyer from tenants, Buyer will, upon collection, remit to Seller the portion thereof to which Seller is entitled to the Closing Date.

                                    Seller shall retain the right after Closing
to commence any actions under the Tenant Leases for the collection of rent, additional rent and other charges prior


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to the Closing Date, provided that Seller shall not have the right to commence any actions for eviction or possession under such Tenant Leases.

                                    4.1.4 Seller and Buyer shall correct any
errors in prorations as soon after the Closing as amounts are finally determined. The provisions this Section 4.1 shall specifically survive Closing.


                           4.2 Transfer and Other Taxes. Seller and Buyer shall
each pay one half (1/2) of any and all realty transfer taxes or conveyancing fees due any local or state governmental entity or authority in connection with the recording of the Deed or otherwise in connection with the consummation of the transactions contemplated by this Agreement.

                           4.3 Effect on Purchase Price. If not otherwise
expressly provided in this Agreement and if not otherwise agreed by the parties in writing, all payments made by Seller to Buyer or by Buyer to Seller at or subsequent to Closing on account of the obligations expressly incurred by such party hereunder may be paid by cashier's check, by immediately available wire transfer funds, or by credit or debit, as applicable, at Closing.

                  5. Closing.

                           5.1 Place of Closing. The closing of this transaction
("Closing") shall be held at the law offices of Obermayer Rebmann Maxwell & Hippel LLP, One Penn Center - 19th Floor, 1617 John F. Kennedy Blvd., Philadelphia, Pennsylvania 19103-1895, or at such other place as the parties hereto may agree upon.


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
                           5.2 Closing Date. The Closing Date shall be on a
business day designated by Buyer to Seller on no less than three (3) business days advance notice, provided that in all events the Closing Date shall occur no later than April 21, 1997. In the event that the Buyer shall fail to designate an earlier Closing Date by notice to Seller as aforesaid, then notice of the Closing Date shall be deemed to have been given specifying the Closing Date as April 21, 1997.

                           5.3 Time of Closing. The Closing shall commence at
10:00 a.m. on the Closing Date.

                  6. Representations and Warranties of Seller.

                           6.1 Seller, in order to induce Buyer to enter into
this Agreement and to complete Closing, makes the following representations and warranties to Buyer:

                                    6.1.1 The execution and delivery of this
Agreement and the compliance with the terms and conditions of this Agreement by Seller will not, with or without the giving of notice or passage of time, or both, violate, conflict with or result in the breach of any terms or provisions of, or require any notice, filing or consent under the certificate of incorporation or by-laws of Seller; the Seller's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all applicable internal action of Seller; and each of the persons executing this Agreement on Seller's behalf has been duly authorized so to do.

                                    6.1.2 There has not been filed by or against
Seller a petition in bankruptcy or insolvency proceedings or for reorganization or for the appointment of a receiver or trustee, under state or federal law, nor has Seller made an assignment for the benefit of



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creditors or filed a petition for an arrangement or entered into an arrangement with creditors which petition, proceedings, assignment, or arrangement was not dismissed by final, unappealable order of the court or body having jurisdiction over the matter; and Seller is not insolvent and has not admitted in writing the inability to pay debts as they become due.

                                    6.1.3 There is no action, suit or proceeding
pending or, to Seller's knowledge, threatened against or affecting Seller or the Property or any portion thereof or any of the Tenant Leases or Service Agreements or relating to or arising out of the ownership, management or operation of the Property, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality, other than: (i) the Riparian Litigation; or (ii) other matters, if any, which do not affect the Property and which are adequately covered by Seller's liability insurance.

                                    6.1.4 The execution and delivery of this
Agreement and the compliance with the terms and conditions of this Agreement by Seller will not breach or conflict with any of the terms, conditions or provisions of any agreement or instrument to which Seller is a party or by which Seller or the Property are bound.

                                    6.1.5 The Rent Roll is a true, correct, and
complete list of all Tenant Leases, all security deposits being held by Seller from any of the tenants thereunder, and all rentals being collected from the tenants thereunder. Seller has not received any notice from any tenant under any of the Tenant Leases of any default by Seller as landlord thereunder which notice remains uncured as of the date hereof. Except as otherwise disclosed on the Rent Roll, no brokerage or leasing commissions or other compensation is or will be due or payable to any person, firm, corporation or other entity under any of the Tenant Leases, or any extensions or



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renewals thereof as presently provided in any of such Tenant Leases. Except as otherwise disclosed on the Rent Roll, all tenant improvement work to be performed by the Landlord for any tenants under any of the Tenant Leases (exclusive of any work to be performed in connection with any renewal term, expansion option, right of first refusal, or similar right not yet exercised) has, to Seller's knowledge, been completed and paid for in accordance with the requirements of the respective Tenant Leases. Except as otherwise shown on the Rent Roll, there are no remaining free rent periods or free occupancy periods or other rent concessions remaining under any of the Tenant Leases (exclusive of any free rent periods, free occupancy periods, or other rent concessions with respect to any renewal term, expansion option, right of first refusal, or similar right not yet exercised). There are no oral or written leases in any portion of the Property other than the Tenant Leases listed on Exhibit C. Seller has not received any notice by any Tenant under any of the Tenant Leases of any default by Seller which remains uncured as of the date of this Agreement. Seller has the sole right to collect rents under the Tenant Leases, and neither such right nor any of the Tenant Leases has been assigned, pledged, hypothecated or otherwise encumbered by Seller.


                                    6.1.6 With respect to the Property:


                                            6.1.6.1 There are no maintenance,
management, service, equipment, supply, water, sewer, utility, concession or other agreements or contracts in effect with respect to or affecting the Property or any part thereof other than the contracts and agreements set forth in Exhibit "E" attached hereto and made a part hereof ("Service Agreements"). Except as disclosed on Exhibit E attached hereto, all of the Service Agreements are terminable by Seller (or by Buyer after Closing) on no more than thirty (30) days advance notice to the other party thereto, without liability to the other party thereto. Unless otherwise expressly set forth herein or as otherwise approved by Buyer, all Service Agreements shall be continued, and shall not be terminated by Seller, provided that Seller shall terminate prior to



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Closing any management, leasing or brokerage agreements with respect to the
Property.

                                            6.1.6.2 There are no condemnation
proceedings pending or, to Seller's knowledge, threatened against the Real Estate or any part thereof.

                                    6.1.7 With regard to all applicable
environmental matters.

                                            6.1.7.1 Except as otherwise
disclosed in the existing environmental reports respecting the Property, all of which are listed on Exhibit "F" attached hereto and made a part hereof (the "Environmental Reports"), true, correct and complete copies of which Environmental Reports have heretofore been delivered by Seller to Buyer, to Seller's knowledge, the Real Estate does not contain nor are there located on the Real Estate, any Hazardous Substances in violation of any Governmental Requirements.

                                            6.1.7.2 Except as disclosed in the
Existing Environmental Reports listed on Exhibit "F" attached hereto, Seller warrants and represents to Buyer that Seller has not used, handled, manufactured, generated, produced, stored, treated, processed, transferred or disposed of on the Real Estate any Hazardous Substances, except in compliance with all applicable Governmental Requirements. The representation and warranty set forth in this Subsection 6.1.7.2 relates to the activities and actions of Seller only, and does not and shall not extend to activities or actions of any managers of the Property (including without limitation any managers of the Real Estate retained by Seller), any other owners, tenants, occupants, licensees, contractors, agents, invitees or any other person or entity, provided that, except as disclosed in the Environmental Reports or in any other written information delivered by Seller to Buyer, Seller has no actual knowledge that the representation and warranty set forth in



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
this Subsection 6.1.7.2 is not correct as to such managers, other owners, tenants, occupants, licensees, contractors, agents, invitees or other persons or entities..

                                            6.1.7.3 Seller hereby agrees to
Indemnify Buyer (it being understood that so long as Seller is defending the Buyer and Seller is not in default of its obligations hereunder, no such litigation (other than relating to governmental fines and penalties or criminal actions) shall be settled without the consent of the Seller), to the extent only that any Costs and Expenses arise directly from any breach by Seller of any of Seller's representations or warranties as specifically set forth in Subsections
6.1.7.1 and 6.1.7.2 above. Anything in this Agreement to the contrary notwithstanding, the Indemnity set forth in this Subsection 6.1.7.3 under no circumstances shall extend to (i) any matters disclosed or shown in any of the materials listed on Exhibit "F", (ii) any other studies or environmental reports or other information obtained by Buyer with respect to the Property prior to Closing, or (iii) any matters otherwise disclosed or shown in any other information which Seller or any other person or entity shall disclose to Buyer in writing prior to Closing. Subject to Section 20.21 below, the foregoing Indemnity shall expire and be of no further force and effect on the second (2nd) anniversary of the Closing Date.

                                    In addition to all other limitations set
forth in this Subsection 6.1.7.3, Buyer acknowledges and agrees that the foregoing Indemnity shall not include (a) Costs and Expenses which are solely and directly attributable to Hazardous Materials which are: (i) first introduced or released at or otherwise first come to be located at, on, under or in the Property after, and in no way arise our of or result from events occurring before the date of Closing, and (ii) are not attributable solely to the acts or omissions of Seller, its officers, directors, or employees.

                                    6.1.7.4 Seller has received no notice from
any insurance company, governmental or quasi governmental authority requiring any work, repairs, construction,


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alterations or installations on or in connection with the Property, or asserting any violation of any federal, state, county or municipal laws, ordinances, codes, orders, regulations or requirements affecting any portion of the Property, which notice remains uncured (with all work having been paid for) as of the date hereof.

                                    6.1.7.5 Seller has not received any notice
of, and to Seller's knowledge, there are no assessments or charges for any public improvements made against the Property which remain unpaid. Seller has incurred no obligations relating to the installation of or connection to any sanitary sewers or storm sewers for which a lien, assessment or charge can be filed or made against the Property which shall remain unpaid on the Closing Date.

                                    6.1.7.6 The statement of income and expenses
attached hereto as Exhibit G is, to Seller's knowledge, true and correct in all material aspects with respect to the income and expenses for operating the Property during the time periods covered thereby.

                           6.1.8 Employment. As of the Closing Date, no persons
or parties shall be employed in connection with the management, operation or maintenance of the Property for whom Buyer shall have any liability or responsibility whatsoever after Closing.

                           6.1.9 All Taxes and Assessments Paid. Seller shall
have paid prior to Closing all taxes and assessments including assessments payable in installments, which are to become due and payable and/or a lien on the Property, except for taxes for the current year which shall be prorated at Closing.

                           6.1.10 FIRPTA. Seller is not a "foreign person" as
such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1954, as amended (the "Code").



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                           6.1.11 Mechanic's Liens. Seller has paid, and shall
have paid prior to Closing, for all work and materials which at Seller's request or for Seller's account has been performed or is in progress at, or has been furnished to, the Property which might give rise to mechanic's, materialmen's, or other liens against the Property or any portion thereof. If any lien for any such work is filed before or after Closing, Seller shall promptly discharge the same.

                           6.1.12 Correct Copies of Documents. Where copies of
any documents have been delivered by Seller to Buyer, whether prior to or pursuant to this Agreement, such copies: (i) are exact copies of the originals of said documents, as executed and delivered by all of the parties thereto; and
(ii) have not been changed or amended except for amendments, if any, specifically referred to therein.

                           6.1.13 Rights to Purchase. No Tenant or other person
or entity, other than Buyer pursuant to this Agreement of Sale, has any option, right of first refusal or other right to purchase the Premises or any portion thereof.

                           6.1.14 No Outstanding Lienable Obligations. All
debts, liabilities, and obligations of Seller arising out of the construction, ownership, and operation of the Property including, but not limited to, construction costs, salaries, taxes, accounts payable, and the like, which are lienable against the Property shall be paid or otherwise discharged as of the Closing Date.

                           6.1.15 Zoning; No Violations. Other than the matters
directly arising out of the Riparian Litigation, Seller has received no notice of violations of the building, safety, plumbing, electrical, health, zoning or fire ordinances of the city, county, state or municipality in which the Property is located which remains uncured as of the date hereof. Any notices of violation of any law, ordinance or regulation heretofore or hereafter issued to Seller up until the Closing Date shall be cured by Seller on or prior to the Closing Date at Seller's sole cost and expense.

                           6.1.16 Rollback Rates. The Property is not, and to
Seller's knowledge has not been, subject to any roll-back or agricultural taxation or other tax abatement program.

                           6.1.17 Development Agreements. To Seller's knowledge,
other than matters which are subject of the Riparian Litigation, Seller is in compliance with and has fully discharged all obligations arising under any and all development, tri-party and like agreements, and any and all other written agreements with county, municipal and other governmental and quasi-governmental agencies and authorities respecting the ownership, development and operation of the Property and all portions thereof.

                           6.2 Buyer acknowledges and agrees that all
representations and warranties of Seller contained in Section 6.1 above or elsewhere in this Agreement which are stated as being made "to Seller's knowledge" (or words of similar import) are made solely on the basis of Seller's actual knowledge without inquiry or investigations of any kind. Buyer further acknowledges and agrees that Seller shall not be deemed to have misrepresented any fact or to have breached any warranty made "to Seller's knowledge" (or words of similar import) on the basis of matters of which Seller had reason to know, unless it is conclusively demonstrated that Seller had actual knowledge of such matters on the date Seller made the representation or warranty in questions.

                           6.3 Each of the representations and warranties of
Seller set forth in Section 6.1 above, shall be made again on the Closing Date and shall not merge in the Deed, and shall survive until, but shall expire upon, the second anniversary of the Closing Date unless a claim on account thereof shall have been given by Buyer to Seller on or before such second anniversary date.

                  7. Representations and Warranties of Buyer. Buyer makes the following representations and warranties to Seller, each of which representations shall survive Closing for the period of any statute of limitations applicable to it and shall not merge in the Deed:


                           7.1 The execution and delivery of this Agreement and
the compliance with the terms and conditions of this Agreement by Buyer will not, with or without the giving of notice or passage of time, or both, violate, conflict with or result in the breach of any terms or provisions of, or require any notice, filing or consent under the organizational documents of Buyer; the Buyer's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all applicable internal action of Buyer; and each of the persons executing this Agreement on Buyer's behalf has been duly authorized so to do.

                           7.2 There has not been filed by or against Buyer a
petition in bankruptcy or insolvency proceedings or for reorganization or for the appointment of a receiver or trustee, under state or federal law, nor has Buyer made an assignment for the benefit of creditors or filed a petition for an arrangement or entered into an arrangement with creditors which petition, proceedings, assignment, or arrangement was not dismissed by final, unappealable order of the court or body having jurisdiction over the matter; and Buyer is not insolvent and has not admitted in writing the inability to pay debts as they become due.

                           7.3 There is no action, suit or proceeding pending
or, to Buyer's knowledge, threatened against or affecting Buyer which might adversely affect the ability of Buyer to execute and deliver this Agreement and perform its obligations with respect hereto.

                           7.4 The execution and delivery of this Agreement and
the compliance with the terms and conditions of this Agreement by Buyer will not breach or conflict with any of the terms, conditions or provisions of any agreement or instrument to which Buyer is a party or by which Buyer is bound.

                           7.5 Each of the representations and warranties of
Buyer set forth in this Section 7 shall be made again on the Closing Date and shall not merge in the Deed, and shall survive until, but shall expire upon, the second anniversary of the Closing Date unless a claim on account thereof shall have been given by Buyer to Seller on or before such second anniversary date.

                  8. As-Is Sale.

                           8.1 BUYER ACKNOWLEDGES AND AGREES THAT, SUBJECT TO
BUYER'S RIGHTS TO INSPECT, INVESTIGATE AND TEST THE PROPERTY DURING THE INSPECTION PERIOD (HEREIN DEFINED), BUYER HAS AGREED TO PURCHASE THE PROPERTY IN "AS-IS-WHERE-IS" CONDITION, WITH ALL FAULTS, IN THE CONDITION EXISTING ON THE CLOSING DATE, AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED IN THIS AGREEMENT. BUYER SPECIFICALLY AGREES AND ACKNOWLEDGES THAT IT IS PURCHASING THE PROPERTY BASED UPON

SUCH INVESTIGATIONS, INSPECTIONS AND REVIEW PERFORMED BY BUYER PRIOR TO THE DATE HEREOF OR TO BE PERFORMED BY BUYER DURING THE INSPECTION PERIOD, AND NOT AS A RESULT OF ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS BY SELLER OR ANY OTHER PERSON OR ENTITY ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS AGREEMENT. EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS TO BUYER AND TO ALL THIRD PARTIES ANY AND ALL WARRANTIES , EXPRESS OR IMPLIED, CONCERNING THE CONDITION OF THE PROPERTY, INCLUDING WITHOUT LIMITATION (A) ANY IMPLIED OR EXPRESS WARRANTY OF QUALITY, CONDITION OR MERCHANTABILITY, AND (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

                           8.2 Buyer acknowledges and agrees that its
obligations to purchase the Property and to perform its other obligations under this Agreement are not subject to any financing contingency or to any other contingency of any description not specifically set forth in this Agreement.

                  9. Condition to Title.

                           9.1 Title Report. Within ten (10) days following the
date hereof, Buyer shall deliver to Seller a title report respecting the Real Estate prepared by the Title Company together with legible copies of all documents listed therein as exceptions, which title report shall be accompanied by Buyer's notice identifying all matters contained in such title report which Buyer deems objections or defects in title to the Real Property provided that Buyer shall not have the right under this Section 9 to object to any of the Tenant Leases or any of the items set forth on Exhibit H to this Agreement.

                           9.2 Seller's Notice. Within ten (10) days following
Seller's receipt of the title report and Buyer's notice of objections or defects, Seller shall give written notice to Buyer stating those objections or defects contained in Buyer's notice, if any, which Seller agrees to correct at Seller's sole expense prior to Closing. Seller's correction of any objections or defects which Seller has so agreed to correct prior to Closing shall be a condition to Buyer's obligation to complete Closing. Anything in this Section
9.2 to the contrary notwithstanding, Seller shall be required to cause the discharge or release of all monetary liens upon the Real Estate to the extent of the net proceeds to Seller of the sale thereof (exclusive of apportionments, transfer taxes, attorneys fees and other costs and expenses incurred by Seller in connection with this Agreement).

                           9.3 Buyer's Election. If Seller does not agree to
correct all of the objections or defects mentioned in Buyer's notice, Buyer shall, as Buyer's sole right and remedy therefor, give Seller written notice within seven (7) days after receipt of Seller's notice of one of the following options (Buyer's failure timely to give such notice shall be deemed Buyer's irrevocable election of option (i) below):

                                    (i) to accept such title to the Real Estate
as Seller is willing and able to convey with no credit or other diminution in the Purchase Price, provided that Buyer shall be entitled to a credit or diminution in the Purchase Price with respect to monetary liens which Seller is required to discharge or release pursuant to the last sentence of Section 9.2 above, to the extent only that Seller shall fail to so cause the discharge or release of such liens ; or

                                    (ii) to receive the return of the Deposit
together with accrued interest, whereupon this Agreement shall terminate and become null and void, and neither party shall have any further liability to the other hereunder, except as to matters which expressly survive such termination.

                           9.4 Permitted Encumbrances. All matters contained in
Buyer's title report which are either not objected to by Buyer as aforesaid or objected to by Buyer but not agreed to be removed by Seller as aforesaid are herein referred to as the "Permitted Encumbrances". Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is agreed that the Permitted Encumbrances in all events shall include, and Buyer agrees to accept title to the Real Estate subject to, the Tenant Leases and those items set forth on Exhibit H to this Agreement.

                           9.5 Conveyance at Closing. At Closing, Seller shall
convey to Buyer good and marketable title to the Real Estate, subject only to the Tenant Leases and those items set forth on Exhibit H attached to this Agreement (the foregoing, collectively the "Permitted Encumbrances") , which title shall be insurable at regular rates by any reputable title insurance company selected by Buyer, under an ALTA Form 1970-B (Revised 10/17/70 and 3/30/84) Owner's Policy of title insurance, in amount not less than the Purchase Price, insuring Buyer as the owner of the fee simple interest in the Property, free and clear of all liens and encumbrances (including, but not limited to, all existing or potential construction liens) except for the Permitted Encumbrances. Such policy shall include assurance by endorsement that (a) all covenants, restrictions, easements and agreements of record are not violated by existing structures or their present use, and a future violation thereof shall not result in a forfeiture or reversion of title, (b) all foundations in place as of the date of such policy are within the lot lines and applicable set back lines, (c) the buildings or structures do not encroach onto adjoining land or onto any easements, and (d) there are no encroachments of improvements from adjoining land onto the Land or any part thereof. Such policy shall also provide Buyer with affirmative insurance against mechanic's liens.

                           9.6 Failure of Title. In the event that Seller at
Closing shall be unable
to convey title to the Real Estate as required by Section 9.5 above, then Buyer, as Buyer's sole right and remedy therefor, shall have the right either:

                                    (i) to accept such title to the Real Estate
as Seller is willing and able to convey with no credit or other diminution in the Purchase Price, provided that Buyer shall be entitled to a credit or diminution in the Purchase Price with respect to monetary liens which Seller is required to discharge or release pursuant to the last sentence of Section 9.2 above, to the extent only that Seller shall fail to so cause the discharge or release of such liens; or

                                    (ii) to receive the return of the Deposit
together with accrued interest, whereupon this Agreement shall terminate and become null and void, and neither party shall have any further liability to the other hereunder, except as to matters which expressly survive such termination.

                  10. Closing Documents to be Delivered by Buyer. At Closing, Buyer shall deliver or cause to be delivered to Seller the Purchase Price, as adjusted in accordance with the provisions of this Agreement, and all other documents reasonably required for the consummation of the transactions contemplated hereunder.

                  11. Closing Documents to Be Delivered by Seller. At Closing, Seller shall deliver to Buyer all of the following:

                           11.1 Deed. A special warranty deed in the form
attached hereto as Exhibit "I" (the "Deed"), duly executed, acknowledged, and in recordable form, conveying good, marketable, and insurable fee simple title to the Real Estate to Buyer, subject only to the

Permitted Encumbrances. In the event that Buyer shall cause to be prepared a new survey of the Real Estate which shows discrepancies from the legal description of the Real Estate attached as Exhibit A hereto, then Seller agrees to convey the Real Estate to Buyer, at Buyer's request, in accordance with the legal description contained in such survey, provided that such survey is an ALTA survey prepared by a reputable and registered surveyor reasonably acceptable to Seller, and provided further that the accuracy of such s survey shall be certified directly to Seller as well as to Buyer. With respect to discrepancies in legal descriptions which do not need the requirements of the preceding sentence, Seller shall have the right to convey by special warranty deed the Real Estate in accordance with the description attached hereto as Exhibit A, provided further that Seller, at Buyer's request, shall quitclaim to Buyer any discrepancies shown on the survey from the description set forth on Exhibit A.

                           11.2 Assignment and Assumption of Tenant Leases. An
assignment in the form attached hereto as Exhibit "J" (the "Assignment of Leases"), duly executed, assigning and transferring all of landlord's interest in and to the Tenant Leases to Buyer and providing for the assumption of same thereof by Buyer.

                           11.3 Bill of Sale. A bill of sale in the form
attached hereto as Exhibit "K" (the "Bill of Sale"), duly executed, assigning and transferring title to the Personal Property to Buyer.

                           11.4 Assignment and Assumption of Service Agreements.
An assignment in the form attached hereto as Exhibit "L", duly executed, assigning and transferring to Buyer all of Seller's interest in and to the Service Agreements to Buyer (to the extent being assured by Buyer as herein provided)and providing for the assumption thereof by Buyer. Unless notified to the contrary by Buyer by notice delivered at least thirty (30) days prior to Closing, Seller shall terminate all existing management, leasing and brokerage agreements relating to the

Real Estate, but shall not terminate any other Service Agreements, and shall assign same to Buyer at Closing.

                           11.5 Assignment of Intangibles. An assignment in the
form attached hereto as Exhibit "M", duly executed, assigning and transferring the Intangible Property to Buyer, without warranty or recourse.

                           11.6 Service Agreements. Original counterparts of all
Service Agreements, together with all amendments, modifications, supplements thereto, certified to Buyer by Seller to be true, correct, and complete original copies thereof.

                           11.7 Tenant Leases. Original counterparts of all
Tenant Leases, together with all amendments, modifications, and supplements thereto, certified to Buyer by Seller to be true, correct, and complete original copies thereof, together with all guaranties of Tenant Leases.

                           11.8 Tenant Estoppel Certificates; Nondisturbance
Agreements.

                                    11.8.1 Tenant estoppel certificates
("Estoppel Certificates"), substantially in the form attached hereto as Exhibit "B" (with such commercially reasonable modifications as may be required by any tenant supplying same, provided that such modifications are not inconsistent with Seller's representations and warranties under this Agreement), from tenants occupying at least eighty percent (80%) of the net rentable area of the Building, provided further that Seller shall use reasonable efforts to obtain Estoppel Certificates from all tenants of the Building.

                                    11.8.2 Non-Disturbance Agreements
("Non-Disturbance Agreements"), substantially in the form attached hereto as Exhibit "P" (with such commercially reasonably modifications as may be required by any tenant supplying same, provided that such modifications are not inconsistent with any of Seller's representations or warranties under this Agreement), from the following tenants only: (i) Reber-Freil; (ii) Country Fresh Batter; and (iii) Central Sprinkler.

                           11.9 Letters. Letters, duly executed by Seller and
Buyer, in a form mutually satisfactory to Seller and Buyer, addressed to each of the tenants under the Tenant Leases and other parties under the Service Agreements, informing each of the assignments herein contemplated.

                           11.10 Permits and Licenses. Original counterparts of
all final certificates of use and occupancy, original copies of all permits and licenses, pertaining to the construction, operation, occupancy, leasing, and maintenance of the Real Estate by Seller, and all such certificates, permits, and licenses as are necessary or desirable for the operation, occupancy, leasing, and maintenance of the Real Estate by Buyer, to the extent that any of the foregoing are in the possession of Seller or its managing agent for the Property, all said permits, certificates, and licenses being assigned hereby to Buyer as part of the Intangible Property, effective at Closing, to the extent same are assignable.

                           11.11 Building Plans; Surveys, Site Plans and
Subdivision Plans. All architectural, mechanical, electrical, plumbing, drainage and similar plans and specifications, all final building plans and working drawings in the possession of Seller upon which the permits and licenses for the Building were based and/or issued, and all surveys, site plans and subdivision plans in Seller's possession or control..

                           11.12 Security Deposits. All security deposits paid
by the tenants under the Tenant Leases, being listed on the Rent Roll, together with any interest accrued thereon (but as yet unpaid to Tenants) if required by law or by the terms of the Tenant Leases.

                           11.13 FIRPTA Certificate. A FIRPTA certificate in the
form attached hereto as Exhibit "N" and made a part hereof.

                           11.14 Conveyance of Awards. All proper instruments
for the conveyance of any condemnation awards as required under Article 18 hereof.

                           11.15 Warranties. All warranties in Seller's
possession or control applicable to the Real Estate or Personal Property including, without limitation, those relating to the roof and the heating, ventilating and air conditioning systems.

                           11.16 Title Insurance Certificates. Such affidavits
of title and such certifications, if any, as shall reasonably be required by the Title Company to insure Buyer's title to the Real Estate as set forth in Section 11.1.

                           11.17 Updated Rent Roll. An updated schedule of
Tenant Leases, containing all information required to be set forth in Exhibit "C", which schedule is correct and complete as of the date of Closing.

                           11.18 Seller Certificate. A written certification
from Seller confirming that, as of Closing, no representation or warranty of Seller contained in this Agreement, nor any document or certificate delivered to Buyer pursuant to this Agreement or in connection with the transaction contemplated hereby, knowingly contains any untrue statement of a material fact or knowingly omits to state a material fact necessary to make any representation or warranty contained herein misleading.

                           11.19 Keys. All keys, combinations and security codes
for all locks and security devices on the Property.

                           11.20 Tax Bills. A copy of current tax bills (and to
the extent Seller is able to locate same, original counterparts of all current tax bills).

                           11.21 Tax Reduction Rights. An instrument assigning
to Buyer any and all claims for the reduction of real or personal property taxes assessed against any portion of the Property for all periods of time from and after the Closing Date.

                           11.22 Miscellaneous. Such other documents as
reasonably may be required by Buyer to fulfill Seller's obligations hereunder and effectuate the sale contemplated hereby.

                  12. Conditions Precedent to Buyer's Obligation to Complete Closing. Buyer and Seller acknowledge and agree that Buyer's obligation to complete Closing hereunder shall be subject to the fulfillment, prior to or at Closing, of the following conditions precedent failing which Buyer may, at its option, terminate this Agreement and receive a refund of the Deposit with interest,; provided, however, that Buyer, in Buyer's sole discretion, may elect to waive any thereof:

                           12.1 Title to the Real Estate shall be as specified
in Article 9 hereof, and the Title Company shall have issued or committed to the issuance of the title insurance policy described in Subsection 9.1 hereof, containing as exceptions only the Permitted Encumbrances.

                           12.2 The warranties and representations of Seller
specified in Article 6 hereof shall be recertified by Seller as true and correct in all material respects as of the Closing Date.

                           12.3 Seller shall have performed and complied with
all of the terms and conditions required by this Agreement to be performed or complied with prior to or at Closing (except to the extent that any default in such performance or compliance by Seller either has been cured prior to Closing or has been waived by Buyer), and shall have tendered physical possession of the Real Property, free of all leases, licenses, or claims or rights of possession other than the Permitted Encumbrances (including without limitation the Tenant Leases).

                           12.4 Seller shall have delivered to Buyer all
documents and items specified in Article 11 hereof or as elsewhere specified herein.

                           In the event any of the foregoing conditions
precedent to Buyer's obligation to complete Closing not waived by Buyer as aforesaid are not satisfied prior to or at the Closing (or as otherwise specifically required herein), Buyer shall have the right to terminate this Agreement by written notice to Seller on or prior to the Closing Date. Thereupon, the Deposit shall promptly be returned to Buyer with all accrued interest earned thereon, whereupon this Agreement shall be null and void and neither party shall have any further obligation hereunder.

                  13. Inspection Contingency. From and after execution of this Agreement through Closing, Buyer, shall have the right to inspect the Property, subject to the rights of all tenants, and to perform such inspections, investigations and surveys and examinations of title as Buyer shall desire in order for Buyer to familiarize itself with the Property. Buyer also shall have the right to review such governmental ordinances, regulations and files as Buyer shall determine, and in addition, Buyer shall have the right, at Buyer's sole cost and expense, to cause such surveys or studies of the Property (including environmental studies, engineering inspections and surveys of the land and improvements comprising the Property) as Buyer shall determine. In connection with such investigations, Seller shall deliver to Buyer, or cause delivery to Buyer of, no later than three (3) days after the date of this Agreement, copies of all documents listed on Exhibit "O". Seller agrees to give Buyer, its agents and contractors, full access to the Property for the purposes of this Section 13 during regular business hours. Buyer shall not disturb the physical condition of the Property without the prior consent of the Seller other than test borings as authorized by Subsection 13.4.2 below and, if any such disturbance is permitted by the Seller, Buyer at Buyer's expense shall restore the disturbed area to its condition prior to disturbance.

                           13.1. Buyer acknowledges and agrees that the items
listed on Exhibit "O" constitute the appropriate records in Seller's possession necessary for the purpose of this Inspection Contingency. Seller shall not be obligated to provide Buyer with access to Seller's general books and records, or to provide any other documents or materials to Buyer in connection with this Agreement other than as described in Exhibit "O" or specifically elsewhere in this Agreement or in a schedule or exhibit hereto (including Section 20.17 below). Anything in this Agreement to the contrary notwithstanding (including without limitation anything to the contrary in Exhibit "O" or in Section 20.17 below), at no time shall Seller be obligated to provide or accord Buyer access to: (i) Seller's general books and records (other than information pertaining to the Property); or (ii) any appraisal or valuation information, whether relating to the Property or otherwise.

                           13.2. In the event that no later than the expiration
of the Inspection Period, Buyer determines for any reason, in Buyer's sole and absolute discretion, not to purchase the Property, then Buyer shall have the right to terminate this Agreement, in which event the Deposit with interest thereon, shall be paid immediately to Buyer, provided that written notice of termination is given by Buyer to Seller on or before the last day of the Inspection Period. In the event of termination, Seller and Buyer shall be released from all further liability or obligation to the other (except for such obligations hereunder which by their terms shall survive the termination of this Agreement) and this Agreement shall then become null and void. If such notice by Buyer is not given on or prior to the last day of the Inspection Period, then the foregoing contingency shall be deemed to have been waved by Buyer and shall lapse and be of no further force and effect. In the event of any termination of this Agreement for any reason, Buyer shall promptly return to Seller all documents and other items in Buyer's possession in respect of the Property or which were previously delivered to Buyer by Seller or its agents, as well as copies of all studies, information and reports undertaken or obtained by Buyer with respect to the physical condition of the Property (including without limitation engineering reports, structural reports, soil reports and environmental reports). As used in this Agreement, the term "Inspection Period" means the period beginning on the date of this Agreement and expiring on the earlier of: (i) 5:00 P.M., Eastern Daylight Time, on March 26, 1997; or (ii) the occurrence of Closing hereunder.

                           13.3 Seller has heretofore, or shall immediately upon
execution and delivery hereof by both parties, provide to Buyer all environmental studies and reports regarding the Property commissioned by or on behalf of Seller Any environmental testing or auditing beyond the testing customarily conducted for a Phase One environmental audit shall require the express prior written approval of Seller. Buyer shall pay all costs for Buyer's consultants to conduct and review the results of the Phase One environmental audit or any other environmental audits, inspections or studies.

                           13.4 Buyer acknowledges that all of Buyer's
inspections of the Property are undertaken by Buyer at Buyer's sole risk, cost and expense. In addition, Buyer agrees to be bound by the following agreements and provisions with respect to any inspections undertaken by or on behalf of Buyer at the Property.

                                    13.4.1 Neither Buyer or Buyer's agents or
contractors shall enter upon the Property except during normal business hours and upon at lest one (1) business day's advance notice to Seller (for such purposes, notice to Seller may be given by facsimile), provided that in all events any entry upon the Property by Buyer or Buyer's agents shall be subject to all scheduling and other constraints or restrictions as Seller, at any time or from time to time, shall determine in its reasonable discretion.

                                    13.4.2 Buyer and/or Buyer's agents or
contractors, in inspecting the Property, shall not, without the prior written approval of Seller (such approval not to be withheld or delayed unreasonably) undertake any drillings, borings or other activities of any nature which might damage the Property or any portion thereof.

                                    13.4.3 All activities of Buyer and Buyer's
agents or contractors shall be subject to the rights of all persons or entities occupying the Property or any portion thereof, including without limitation tenants under existing Tenant Leases at the Property.

                                    13.4.4 Any entry by Buyer or Buyer's agents
or contractors upon the Property shall be at their sole respective risk. Buyer for themselves and for their respective successors, directors, officers, trustees, partners, assigns employees, contractors, agents and any other persons claiming by, under or through any of them (collectively, the "Other Claimants") or any of them, hereby remises, quitclaims, releases and forever discharges, Seller, Equitable Real Estate Investment Management, inc. ("EREIM"), and their respective successors, assigns, agents, contractors, employees, partners, officers, trustees and directors from any and all actions and causes of actions, suits, claims and demands whatsoever in law or in equity which Buyer, or any of the Other Claimants, may have against Seller, EREIM, or any of their respective successors, assigns, agents, contractors, employees, partners, officers, trustees and directors, relating in any way whatsoever loss, damage or injury to property or person, including death, that may be sustained by Buyer or any of the Other Claimants in, on, or about the Property during the course of Buyer's investigation of the Property, and shall Indemnify Seller and EREIM from and against any and all claims actions, liabilities and Costs and Expenses of any kind or nature brought or asserted by any of the Other Claimants as a result of any accident or other occurrence of any description relating to the Property or any activities thereon except to the extent arising or resulting solely from or out of the gross negligence or misconduct of Seller or Seller's employees, agents or contractors.

                                    13.4.5. In addition to the indemnity set
forth in Subsection 13.4.4 above, except to the extent arising or resulting solely from or out of the gross negligence or misconduct of Seller or Seller's agents, employees or contractors, Buyer hereby agrees, jointly and severally, to Indemnify Seller and EREIM from and against any and all claims, actions, liabilities, Costs and Expense of any kind or nature arising in whole or in part from any act or omission of Buyer or any of its respective agents, employees, contractors or invitees while in, on or about the Property during the course of Buyer's investigation of the Property, including without limitation death or any injury to person or property of any description sustained in connection therewith.

                                    13.4.6 Prior to any entry upon the Property
by Buyer, or Buyer's agents or contractors, Buyer shall deliver to Seller and EREIM a certificate of commercial general liability insurance, written on an occurrence basis, insuring against claims for bodily injuries (including death) and/or property damage and having a combined single limit of not less than One Million Dollars ($1,000,000.00) per occurrence, and a workers compensation and employers liability insurance policy with a statutory limit for workers compensation and a limit of at least One Hundred Thousand Dollars ($100,000.00) per occurrence covering employer's liability. The liability insurance policy required hereunder shall name both Seller and EREIM as additional insured, shall contain a contractual liability endorsement, and shall provide that such policy cannot be canceled unless and until thirty (30) days prior written notice is given to Seller and EREIM. All insurance policies required to be maintained by Buyer hereunder shall be issued by an insurer or insurer's reasonably satisfactory to Owner and EREIM. The minimum limits of insurance provided in this Subsection 13.4.6 are not intended to be a limitation on the liability of Buyer pursuant to this Section 13.4 or elsewhere in this Agreement.

                                    13.4.7 Anything in this Agreement to the
contrary notwithstanding, the provisions of this Section 13.4 shall survive any termination or expiration of this Agreement.

                  14. Operations Prior to Closing. Between the date of execution of this Agreement and the Closing Date:

                           14.1 Operations and Management. Seller shall, at all
times prior to the Closing Date, operate, manage and maintain the Property in its current condition and repair, reasonable wear and tear alone excepted, with the same management practices and leasing standards as currently maintained, and pay in the normal course of business prior to Closing, all sums due for work, materials or service furnished or otherwise incurred prior to Closing.

                           14.2 Compliance with Obligations. Seller shall timely
comply with all of the obligations of Seller under the Tenant Leases, the Service Agreements and all other agreements and contractual arrangements by which the Real Estate or Personal Property are bound. Seller shall maintain the Policy in full force and effect and shall pay all required premiums and other charges thereunder.

                           14.3 New Contracts; New Leases; Expansions and
Renewals. Seller shall not enter into any contract for or on behalf of or affecting the Property after the date of this Agreement, unless such contract is terminable prior to Closing without charge, cost, penalty or premium, and shall not renew, fail to give a notice which, in the absence of which, will result in an automatic renewal of, modify, cancel or terminate (except upon a default by the other party thereto) any Service Agreement or Tenant Lease, nor accept any rental more than thirty (30) days in advance under any of the Tenant Leases. Seller shall not execute any new service agreement or new lease, license or other agreement providing for the right of any third party to use or occupy any portion of the Real Estate, or any new lease renewal or lease modification or amendment for any portion of the Real Estate, without the prior written consent of Buyer. The foregoing restrictions shall not bar Seller, without Buyer's consent, from entering into amendments of existing Tenant Leases confirming the unilateral exercise by the tenants of any rights or options contained therein. Except for the preceding sentence, the provisions of this Section 14.3 shall not authorize Seller to enter into, or amend or extend any new commercial leases with respect to the Real Estate without Buyer's prior written consent, or to create or suffer to exist any liability which shall bind Buyer or the Property after Closing.

                           14.4 Notices. Promptly after receipt thereof by
Seller, or by its Agent, Seller shall deliver to Buyer the following:

                                    14.4.1 a copy of any notice of default given
or received under any of the Tenant Leases or the Service Agreements and a copy of any termination notice or claim of offset or defense to the payment of rent received from any Tenant;

                                    14.4.2 a copy of any additional tenant lease
or service agreement executed by Seller to the extent (if any) permitted under the terms of Subsection 14.3 hereof, as fully executed;

                                    14.4.3 a copy of any tax bill, notice or
statement of value, or notice of any change in a tax rate relating to the Real Estate;

                                    14.4.4 a copy of any notice of an actual or
alleged violation of any law, ordinance, regulation or other governmental requirement; or

                                    14.4.5 a copy of any notice of a
condemnation or intended or threatened condemnation respecting the Real Estate.

                           14.5 Liens and Encumbrances. Seller shall not
mortgage, pledge or subject the Real Estate or any part thereof or the Personal Property to any lien or other encumbrance, allow any mechanics' or materialmen's lien to attach to the Real Estate or cause or permit to be placed or recorded any document affecting title to any portion of the Real Estate or Personal Property except as expressly authorized by this Agreement.

                           14.6 Alterations. Seller shall not make or permit to
be made any alterations, improvements or additions to the Property without the prior written consent of Buyer, except those made by tenants pursuant to the right to do so under their respective Tenant Leases, or by Seller if required under any Tenant Lease or by applicable law or ordinance, by Seller's casualty insurer, or by this Agreement.

                           14.7 Security Deposits. Seller shall not apply any
Tenant's security deposit to the discharge of such Tenant's obligations without prior notice to and consent of Buyer, and shall not release any security deposit, other than as required by such Tenant's Lease, without Buyer's consent.

                           14.8 Bill Tenants. Seller shall timely bill all
Tenants for all rent billable under Leases, and use its best efforts to collect any rent in arrears.

                           14.9 Notice to Buyer. Seller shall notify Buyer
promptly of the occurrence of any of the following:

                           (i) a fire or other casualty causing damage to the
Property, or any portion thereof;

                           (ii) any change in occupancy levels of the Property;

                           (iii) the commencement of any, or receipt of notice
regarding any actual or threatened litigation against Seller or affecting or relating to the Property, or any portion thereof, which might affect Buyer or the Property were Closing to be completed; or

                           (iv) the commencement of any strike, lock-out,
boycott or other labor trouble affecting the Property, or any portion thereof.

                           14.10 Comply with Leases. Seller shall timely pay and
perform all obligations of the landlord as required by the Leases or by any order or direction of any governmental authority having jurisdiction thereof, and to the extent required by law, maintain all security deposits held under all Leases in a segregated account, with interest thereon if required by law.

                           14.11 Tax Disputes. Seller shall promptly notify
Buyer of any tax assessment disputes (pending or threatened), and not agree to any changes in the real estate tax assessment, nor settle, withdraw or otherwise compromise any pending claims with respect to prior tax assessments, without Buyer's prior written consent. If any proceedings shall result in any reduction of assessment and/or tax for the tax year in which the Closing occurs, it is agreed that the amount of tax savings or refund for such tax year, adjusted for reimbursements due from or due to Tenants pursuant to their Leases as agreed by Seller and Buyer, less the reasonable fees and disbursements in connection with such proceedings, shall be apportioned between the parties as of the Closing Date.

                           14.12 No Removal of Personalty. Seller shall not
remove any Personal Property from the Property without replacing it with similar personal property, new and of equal or better quality.

                           15. Notices. All notices, requests and other
communications under this Agreement shall be in writing and shall be sent by registered or certified mail, return receipt requested, postage prepaid, by overnight commercial delivery service (such as Federal Express), by receipted hand delivery, or by telecopy transmission (provided that any notice delivered by telecopy transmission also is served by any of the other methods specified above), addressed as follows:

                           If intended for Seller:
                           EQUITABLE REAL ESTATE INVESTMENT MANAGEMENT, INC.

                           Mellon Bank Center, Suite 4200
                           1735 Market Street
                           Philadelphia, PA  19103
                           Attn:  Scott D. Janzen, Vice President
                           Telecopier Number: (215) 977-8396

                           with a copy to:

                           Obermayer Rebmann Maxwell & Hippel LLP
                           One Penn Center - 19th Floor
                           1617 John F. Kennedy Boulevard
                           Philadelphia, PA 19103-1895
                           Attn: Jeffrey B. Rotwitt, Esquire
                           Telecopy Number: (215) 665-3165

                           with an additional copy to:

                           Obermayer Rebmann Maxwell & Hippel LLP
                           One Penn Center - 19th Floor
                           1617 John F. Kennedy Boulevard
                           Philadelphia, PA 19103-1895
                           Attn: John E. Ryan, Esquire
                           Telecopy Number: (215) 665-3165

                           If intended for Buyer:

                           BRANDYWINE REALTY TRUST
                           16 Campus Road, Suite 150
                           Newtown Square, PA  19073
                           Attn:  Mr. Gerard H. Sweeney,
                                  President and CEO
                           Telecopy Number:  (610) 325-5622

                           with a copy to:

                           Pepper Hamilton & Scheetz
                           3000 Two Logan Square
                           18th and Arch Streets
                           Philadelphia, PA  19103
                           Attn:     Eric L. Stern, Esquire
                           Telecopy Number:  (215) 981-4750
or to such other address or addresses or party or parties of which Seller or Buyer shall have given notice as herein provided. All such notices, requests or other communications shall be deemed to have been sufficiently given for all purposes on the date of the proper mailing thereof, and may be given on behalf of any party by its respective counsel.

                  16. Default.

                           16.1 Default of Seller. In the event that Seller's
title at Closing is not as stipulated in Article 9 and 11.1 hereof, or Closing does not occur on or before the Closing Date, or Seller is otherwise in default in the performance of the provisions hereof which by their terms are required to be performed on or before the Closing Date, and such default continues uncured for ten (10) days following notice thereof from Buyer to Seller, Buyer, as Buyer's sole remedies for such default, may elect either to (i) terminate this Agreement by notice to Seller and recover the Deposit plus interest from Escrow Agent, in which event this Agreement thereupon shall terminate and the parties be released from all further rights or obligations hereunder, or (ii) enforce specific performance of Seller's obligations hereunder. Except as specifically set forth in this Section 16.1 or in Subsection 16.1.1 below, Buyer shall not have any other remedy at law or in equity with respect to any default by Seller. The provisions of this Section 16.1 shall not limit Seller's Indemnity obligations subsequent to Closing as set forth in Sections 20.19 and 20.20 below.

                                    16.1.1 Buyer's Out-of-Pocket Costs. In the
event of a willful breach or default hereunder by Seller which results in Buyer's termination of this Agreement, then in such event only, upon termination by Buyer hereunder, in addition to receiving the immediate return of the Deposit with accrued interest, Buyer also shall receive from Seller, promptly following Buyer's demand therefore, Buyer's reasonable actual, documented out-of-pocket costs and expenses associated with this Agreement and Buyer's anticipated acquisition of the Property, including, without limitation, Buyer's reasonable counsel fees and costs, reasonable title expenses, reasonable survey costs, and other reasonable costs and expenses associated with Buyer's due diligence, including without limitation, legal, financial, and accounting due diligence, Buyer's structural inspection of the Property, and Buyer's environmental assessment of the Property (the foregoing, collectively, "Transaction Costs"), provided that Seller shall not be obligated pursuant to this Subsection 16.1.1 to reimburse Buyer for Transaction Costs in excess of the total of Fifteen Thousand Dollars ($15,000.00). The Seller's obligation to reimburse Buyer for Transaction Costs shall only apply with respect to a willful breach or default of this Agreement by Seller, and shall not apply to any other breach or default under this Agreement, or to any other failure of any condition precedent to Buyer's obligation to complete Closing hereunder (including without limitation any failure of title pursuant to Section 9 above).

                           16.2 Default of Buyer. In the event that Buyer shall
fail to purchase the Property on the Closing Date, or in the event that Buyer is otherwise in default in the performance of any of the provisions hereof, which default shall continue uncured following ten (10) days of notice thereof from Seller to Buyer, then Seller's sole remedy (except with respect to Buyer's indemnity obligations pursuant to Section 13 of this Agreement or any other provision of this Agreement which by its term survives any termination hereof (the foregoing, collectively the "Surviving Buyer Obligations"), shall be the right to terminate this Agreement, whereupon the Seller shall, as Seller's sole and exclusive remedy hereunder at law or in equity, retain and/or have the right to recover the Deposit paid or payable hereunder by Buyer, together with all accrued interest thereon, which amounts shall constitute liquidated damages for such default, whereupon this Agreement shall terminate and the parties by released from all further rights or obligations hereunder except, as to the Buyer, for the Surviving Buyer Obligations. The preceding sentence or any other provision of this Agreement to the contrary withstanding, in the event of any termination of this Agreement for any reason (including pursuant to this Section 16.2), Seller shall retain and be entitled to exercise all rights and remedies available hereunder or at law or equity against Buyer with respect to the Surviving Buyer Obligations.

                  17. Damage or Casualty.

                           17.1 Seller's Insurance. Seller agrees to maintain in
force during the term of this Agreement Seller's casualty insurance with respect to the Real Estate (the "Policy") as in effect on the date of this Agreement, which Policy is listed on Exhibit "Q" attached hereto and made a part hereof. At Closing, Seller may cancel the Policy and the full short rate rebate of the prepaid premium shall be paid to Seller.

                           17.2 Casualty. If at any time prior to the Closing
Date any portion of the Real Estate is destroyed or damaged as a result of fire or other casualty ("Casualty"), Seller shall promptly give written notice thereof to Buyer (a "Casualty Notice"). If the Property is the subject of a Casualty, Buyer shall have the right, at its sole option, of terminating this Agreement by written notice to Seller given within ten (10) days after receipt of the Casualty Notice from Seller unless the Casualty damage or destruction will cost less than $250,000.00 to repair (as estimated by an engineer or architect mutually acceptable to both Seller and Buyer). If Buyer does not or may not terminate this Agreement, the proceeds of any insurance with respect to the Real Estate paid between the date of this Agreement and the Closing Date, exclusive of Seller's deductible under the Policy, shall be paid to Buyer at the time of Closing, and all unpaid claims and rights in connection with any Casualty to the Real Estate shall be assigned to Buyer at Closing without in any manner affecting the Purchase Price.

                           17.3 Repairs. If the Real Estate is the subject of a
Casualty but Buyer does not or may not terminate this Agreement pursuant to Subsection 17.2 above, then Seller shall cause to be commenced all repairs as Seller shall deem appropriate or required to prevent further deterioration and damage to the Property prior to the Closing Date; provided, however, that any such repairs shall first be approved by Buyer, which approval shall not be unreasonably withheld, conditioned or delayed, provided further that Buyer's consent shall not be required with respect to repairs of emergency nature necessary to protect against injury to persons or property at, on, upon or in the vicinity of the Property.. Seller shall have the right to be reimbursed at Closing from the proceeds of any insurance with respect to the Real Estate paid or payable on account of the Casualty for the cost of all such repairs made pursuant to this Subsection 17.3. Except for the obligation of Seller to repair the Real Estate set forth in this Subsection 17.3, Seller shall have no other obligation to repair any Casualty damage or destruction in the event Buyer does not elect to terminate this Agreement or may not do so pursuant to the provisions of Subsection 17.2, and in such event Buyer shall accept the Real Estate at Closing as damaged or destroyed by Casualty.

                  18. Condemnation. If at or prior to Closing, all or any portion of the Buildings, parking areas or other improvements to the Property, or any other material portion of the Property is taken by exercise of eminent domain or condemnation, or becomes the subject of any action or threatened action the object of which is to so take the Property or any portion thereof, Seller shall give prompt written notice thereof to Buyer and Buyer shall have the option of either: (i) declaring this Agreement terminated by giving notice to Seller, in which event Buyer shall receive the immediate return of the Deposit, with interest, and thereupon this Agreement shall be void and neither party hereto shall have any further obligation to the other pursuant to this Agreement; or (ii) accepting the Deed to be executed and delivered in accordance with the terms of this Agreement upon payment of the Purchase Price without any abatement by reason of such taking or condemnation provided, however, that Seller shall, at Closing, turn over and deliver to Buyer the full amount of any award or other proceeds of such taking which may have been collected by Seller as a result of such taking or, if no award or other proceeds shall have been collected by Seller or Seller's agents, deliver to Buyer an assignment of Seller's right to any such award or other proceeds which may be payable as a result of such taking. Seller during the term of this Agreement shall not settle or compromise any condemnation claims without Buyer's prior written consent.

                  19. Assessments. Buyer will be responsible for any public assessment notices served upon Seller after the date of this Agreement and for the payment of any assessments and charges thereafter made for any public improvements, except that Buyer shall not be responsible for any special assessment arising from any public improvements or expenditures undertaken by Upper Merion Township with respect to the Riparian Litigation. Seller will be responsible for any special assessments relating to any public improvements or expenditures undertaken by Upper Merion Township with respect to the Riparian Litigation, and in addition Seller shall be responsible for any such special assessments or notices received prior to the date of this Agreement and for the costs and charges relating thereto. This Article 19 shall survive the Closing.

                  20. Miscellaneous.

                           20.1 Captions. The captions and headings in this
Agreement are inserted for convenience of reference only, and in no way define, describe, or limit the scope or intent of this Agreement or any of the provisions hereof.

                           20.2 Time Periods. In computing the number of days in
time periods provided herein, all days shall be counted, including Saturdays, Sundays and holidays; provided however that any time periods provided herein which end on a Saturday, Sunday or federal bank holiday shall automatically extend to 5:00 p.m. of the next full business day.

                           20.3 Counterparts. This Agreement may be executed in
any number of identical counterparts, all of which evidence only one agreement and only one of which need be produced for any purpose.

                           20.4 Whole Agreement. All understandings and
agreements heretofore had between the parties hereto, whether oral or written, are merged into this Agreement, which alone fully and completely expresses their agreement.

                           20.5 Severability. If any provision of this Agreement
shall be declared invalid by judicial determination or by express act of any legislative body with authority to affect this Agreement, only such provision so declared invalid shall be thus affected, and all other provisions not inconsistent therewith or directly dependent thereon shall remain in full force and effect.

                           20.6 Recording. This Agreement or a memorandum or
summary thereof may not be recorded in any office or place of public record by either party hereto.

                           20.7 Governing Law. This Agreement shall be governed
by and interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

                           20.8 Time of the Essence. Time is of the essence in
regard to the performance of the duties and obligations of the parties to this Agreement.

                           20.9 Assignment. Buyer shall not assign its rights
and interest in this Agreement and in the Property to any person or entity without Seller's prior written consent provided that Buyer shall have the right to assign this Agreement to any affiliated entity of Buyer, including Brandywine Operating Partnership L.P., a Delaware limited partnership. Any assignment of this Agreement by Buyer in violation of the provisions of this Subsection 20.9 shall be void and of no force or effect, and also shall constitute an immediate default hereunder by Buyer which thereupon shall entitle Seller to exercise any remedies provided hereunder for a default by Buyer without requirement of notice or opportunity to cure to Buyer. Under no circumstances shall any assignment by Buyer of this Agreement (even if permitted hereunder) release or discharge Buyer from any of its obligations hereunder. Subject to the foregoing, this Agreement shall extend to and be binding upon the successors and assigns of Buyer and of Seller.

                           20.10 Modification. This Agreement may be modified
only by a written agreement signed by all parties.

                           20.11 Brokers.

                                    20.11.1 Each of Buyer and Seller represents
and warrants to the other that no broker or real estate sales person other than Cushman & Wakefield, Inc. ("Agent") has shown the Buyer the Property and each party will indemnify and hold harmless the other against any liability which such other party is legally obligated to discharge to any broker other than Agent which is imposed on said party wholly or partly because of the other's relations or contact with such broker or its representative or other person, together with all reasonable legal expenses and costs of that party necessitated in connection therewith. Seller agrees to pay to Agent at completion of Closing any commission due for services rendered, and shall indemnify and hold harmless the Buyer of, from and against any liability imposed on Buyer by reason of Seller's failure so to do.

                                    20.11.2 The provisions of this Agreement
relating to the Agent's
commission and the duration of the Agreement are negotiable. There exists in Pennsylvania a Real Estate Recovery Fund administered by the State Real Estate Commission, the purpose of which is to protect consumers from improper conduct by persons in the real estate business. Anyone who obtains a judgment in a suit against a broker for fraud, misrepresentation or deceit, and who is unable to collect the amount of the judgment by the usual legal procedures, may apply for payment from the Fund by meeting certain prescribed requirements. Further information can be obtained by telephoning the Real Estate Commission at
(717)783-7198 (NOT a toll-free number). The Agent is acting herein as agent of the Seller and not the Buyer.

                           20.12 No Assumption of Liabilities. Seller and Buyer
agree that, except as expressly set forth herein or in the documents to be executed by Seller and Buyer at Closing, and except for matters for which proration has been provided in Article 4 hereof, Buyer shall not assume any contracts, agreements, orders, liabilities or obligations of Seller, whether with respect to the Real Estate, Personal Property, or otherwise.

                           20.13 Other Definition Provisions. When used in this
Agreement, the masculine form of words includes the feminine and the neuter and vice versa, and unless the context otherwise requires, the singular form of words includes the plural and vice versa, and "or" is used in the sense of "and/or". The words "herein," "hereof," "hereunder" and other words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular Article or Subsection hereof.

                           20.14 Rights Cumulative. Except as set forth herein,
all rights, powers and remedies herein given to Buyer and Seller are cumulative and not alternative, and are in addition to all statutes or rules of law; any forbearance or delay by Buyer or Seller in exercising the same shall not be deemed to be a waiver thereof; the exercise of any right or partial exercise thereof shall not preclude the further exercise thereof; and any right, power or remedy shall continue in full force and effect until specifically waived by an instrument in writing executed by Buyer or Seller, as the case may be.

                           20.15 Waiver of Tender of Deed and Purchase Monies.
The tender of an executed deed by Seller and the tender by Buyer of the portion of the Purchase Price payable at Closing are mutually waived, but nothing in this Agreement shall be construed as a waiver of Seller's obligation to deliver the Deed or of the concurrent obligation of Buyer to pay the portion of the Purchase Price payable at Closing.

                           20.16 Interpretation. The provisions of this
Agreement shall be construed in accordance with their plain meaning. No provision of this Agreement is to be interpreted for or against either party hereto because that party or that party's legal representative or counsel drafted such provision.

                           20.17 SEC Reporting 8-K) Requirements. For the period
of time commencing on the date hereof and continuing through the first anniversary of the Closing Date, and without limitation of other document production otherwise required of Seller hereunder, Seller shall, from time to time, upon reasonable advance written notice from Buyer, provide Buyer and its representatives, with access to the following items pertaining to the Property for the period of Seller's ownership to enable Buyer and its Accountants to prepare financial statements in compliance with any or all of (a) Rule 3-05 or 3-14 of Regulation S-X of the Securities and Exchange Commission (the "Commission"), as applicable; (b) any other rule issued by the Commission and applicable to Buyer; and (c) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of Buyer; provided, however, that in any such event(s), Buyer shall reimburse Seller for those reasonable and documented out-of-pocket costs and expenses that Seller incurs to comply with the requirements of this
Section 20.17:

                           1. Internal financials for the Property for the 12 month period ending 12/31/96.

                           2. Certified Rent Roll (following Closing, Seller agrees to re-certify the Rent Roll as same exists on the Closing Date on such reasonable form as may be specified by the Commission or requested by Buyer's accountants)

                           3. Complete Leases and Lease Files.

                           4. Cash Receipts and Disbursements Journal for the Property (and supporting invoices and bank statements, if requested).

                           5. All books and records for the Property reasonably required to support Seller's accounting (whether tax, case or accrual).

         The provisions of this Section 20.17 shall survive Closing hereunder.

                           20.18 Exhibits. All of the exhibits attached to this
Agreement are incorporated herein by this reference and form a part hereof.

                           20.19 Indemnification for Seller's Tax Obligations.
Seller shall Indemnify, defend and save and hold harmless Buyer from any Costs and Expenses (including, without limitation, reasonable counsel fees and court costs) incurred, paid or suffered by Buyer arising out of or by reason of any claim made by the Pennsylvania Department of Revenue or by any other state taxing or employment authorities asserting or indicating any claims or possible claims for unpaid taxes, penalties, interest or court costs related thereto of Seller or any related party, due the Commonwealth of Pennsylvania or its political subdivisions. The provisions of this Section 20.19 shall specifically survive Closing hereunder.

                           20.20 Seller's Indemnity with respect to Riparian
Litigation. Anything in this

Agreement to the contrary notwithstanding, Seller agrees to Indemnify Buyer with respect to any Costs and Expenses incurred by Buyer with respect to the Riparian Litigation, including, without limitation: (i) any settlement thereof; (ii) any special assessments against the Real Estate arising from any public improvements or expenditures undertaken by Upper Merion Township in connection with the Riparian Litigation; and (iii) any Costs and Expenses incurred by Buyer with respect to the defective workmanship or materials (including any defective corrective work) of any improvements which Seller is required to undertake in connection with the Riparian Litigation (including any settlement thereof). Seller shall retain full control over its participation in the Riparian Litigation, including without limitation full right to compromise or settle same, provided that Seller shall not have the right to undertake any improvements upon the Real Estate following Closing in connection with any judgment or settlement of the Riparian Litigation without first providing Buyer with detailed plans and specifications for all work, and evidence of insurance in form, coverage and amount all satisfactory to Buyer in Buyer's discretion, and thereafter securing the prior written consent of Buyer, such consent not to be withheld or delayed unreasonably provided that the foregoing conditions shall be satisfied. Seller's Indemnity pursuant to this Section 20.20 shall extend only to the Riparian Litigation and the facts, matters or circumstances giving rise thereto, and shall not encompass or extend to other matters relating to the Property (including future issues or matters involving the stream that runs through the Property, to the extent such other issues and matters do not arise from the Riparian Litigation or the facts, matters or circumstances giving rise to the Riparian Litigation. The provisions of this Section 20.20 shall survive the Closing for so long as claims relating to the Riparian Litigation or the facts, matters or circumstances giving rise thereto may potentially be brought against Buyer.

                           20.21 Claims With Respect to Surviving Obligations.
With respect to any representation, warranty, indemnity or other undertaking of either party pursuant to this Agreement which, pursuant to the terms of this Agreement, survives Closing for a stated period of time (each a "Limitation Period"), the Limitation Period for such representation, warranty, indemnity or other obligation shall not be deemed to expire with respect to any written notice of claim ("Notice of Claim") made by either party to the other prior to the expiration thereof, provided that such Notice of Claim shall set forth in specific detail the representation, warranty, indemnity or other obligation for which the claiming party asserts the other party has breached, failed to perform, or otherwise is liable and the specific facts and assertions upon which such claim of breach, failure of performance or liability is based. The Limitation Period for any such representation, warranty, indemnity or obligation shall not be deemed to have expired with respect to any matter for which a Notice of Claim as aforesaid is submitted to either party prior to the expiration of such Limitation Period, notwithstanding that formal litigation or court proceedings are not commenced prior to the expiration of such Limitation Period.

                           20.22 Further Instruments. Seller and Buyer will,
whenever and as often as it shall be reasonably request so to do by the other, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments, correction instruments and all other instruments and documents as may be reasonably necessary in order to complete the transaction provided for in this Agreement and to carry out the intent and purposes of this Agreement. All such instruments and documents shall be satisfactory to the respective attorneys for Buyer and Seller. The provisions of this Section 20.22 shall survive the Closing.

                           20.23 Limitation of Seller's Liability. Anything in
this Agreement to the contrary notwithstanding, the Seller's obligations under this Agreement shall be limited to the Property (including the net proceeds to Seller from the sale of the Property to Buyer, after deduction of all costs and expenses of Seller relating in any way to the transactions contemplated hereunder, including without limitation Seller prorations, transfer tax, brokerage or other commissions or fees, and attorneys fees) and the Seller's interest therein, and shall not extend


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personally to the Seller or extend any other assets or property of the Seller, and the lien of any judgment against Seller pursuant to this Agreement shall be so restricted. The Limitation of Liability set forth in this Section 20.23 shall not apply to Seller's indemnification obligations pursuant to Sections 20.19 and
20.20 above.

                           20.24 Exculpation. No recourse shall be had for any
obligation of Brandywine Realty Trust under this Agreement or under any document executed in connection herewith or pursuant hereto, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, officer or employee of Brandywine Realty Trust, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by the Seller and all parties claiming by, through or under Seller.

                           20.25 Counterparts; Facsimile Signatures. This
Agreement may be executed in counterparts, each of which shall constitute an original agreement, but which counterparts together shall constitute the same instrument. The delivery by either party to the other of a facsimile signature or copy of a facsimile signature to this Agreement shall have the same legally binding effect as the delivery of an original counterpart of this Agreement signed by such party.



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
         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.

                        BUYER:
                                  BRANDYWINE REALTY TRUST,
                                  a Maryland Real Estate Investment Trust

                                  By:    /s/ Gerard H. Sweeney
                                         --------------------------------------
                                         Gerard H. Sweeney
                                          President and Chief Executive Officer


                        SELLER:

                                  MELLON BANK, N.A., NOT PERSONALLY, BUT AS
                                  TRUSTEE OF THE WESTINGHOUSE ELECTRIC
                                  CORPORATION MASTER TRUST FUND,
                                  as directed by the Equitable Life Assurance
                                  Society of the United States.


                                  By:    /s/ Joseph T. Deet
                                         --------------------------------------
                                         Joseph T. Deet

                                  Title: Vice President



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